Exhibit 2.2

SHARE OPTION PLAN

EFFECTIVE DATE : MAY 9, 2023

1.	PURPOSE OF THE PLAN

The Share Option Plan (the “Plan”) is intended to attract, retain and motivate individuals to the success of Theratechnologies Inc., on a consolidated basis (the “Corporation”), to align those individuals’ interests with those of the Corporation’s shareholders and to allow these individuals to participate in the increased value of the Corporation’s common shares (the “Common Shares”).

2.	CATEGORY AND NUMBER OF SHARES RESERVED UNDER THE PLAN

The Common Shares are the shares of the share capital of the Corporation that are reserved for issuance under the Plan.

The maximum number of Common Shares that may be issued under this Plan, together with any other security-based compensation arrangements of the Corporation, as defined in the Toronto Stock Exchange Company Manual, (the “Security-Based Compensation Arrangements”), shall not exceed 17% of the issued and outstanding Common Shares, as calculated on the date of grant (the “Grant Date”) of each option.

Upon the exercise of options or the expiry, cancellation or forfeiture, in whole or in part, of unexercised options, the Common Shares underlying such exercised, expired, cancelled or forfeited options shall be available for future option grants under the Plan.

3.	ADMINISTRATION

The Board of Directors of the Corporation (the “Board”) administers the Plan, provided that, the Board may from time to time solicit and/or accept recommendations regarding the Plan from the Compensation Committee of the Board. Subject to the terms of the Plan, the Board shall have full power and authority to (i) designate the persons who are to receive options under the Plan, (ii) determine the number of options granted, (iii) establish the exercise price of such options, (iv) determine the term of the options, and (v) establish any other condition relative to such options. The Board shall have the right to vary the terms upon which options are granted to particular optionees, provided such different terms do not increase the benefits accruing to such optionees hereunder. Any decision made by the Board regarding the Plan shall be final and conclusive. The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation or of any subsidiary of the Corporation as the Board in its sole discretion shall determine.

4.	TERMS AND CONDITIONS

4.1

Persons Eligible to Receive Options. The persons eligible to receive options under the Plan are directors, senior executives and key employees of the Corporation and those of its subsidiaries, as well as consultants who work on behalf of the Corporation.

4.2

Number of Options. Each option will entitle the optionee to purchase one Common Share. The total number of options granted to an optionee is determined by the Board, at its sole discretion, except for the following:

4.2.1

the total number of Common Shares set aside for the exercise of options under the Plan for any one individual shall not represent, in any circumstances, more than 5% of the Corporation’s issued and outstanding Common Shares;

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4.2.2

the total number of Common Shares that may be issued to insiders, as defined in the Securities Act (Ontario) (the “Insiders”), at any time, under the Plan together with all other Security-Based Compensation Arrangements, cannot exceed 17% of the issued and outstanding Common Shares (“Shares Outstanding”);

4.2.3

the total number of Common Shares issued to Insiders, within any one-year period, under the Plan together with all other Security-Based Compensation Arrangements, cannot exceed 17% of the Shares Outstanding; and

4.2.4

the total number of Common Shares set aside for the exercise of options under the Plan to each non-employee director, within any one-year period, cannot exceed a value of $100,000, calculated on the Grant Date, and an aggregate value of $150,000 under all Security-Based Compensation Arrangements, including the Plan.

4.3

Exercise Price. The price at which Common Shares may be purchased under the Plan is determined by the Board on the relevant Grant Date; provided however, that such price may not be less than the market price of the Common Shares (the “Exercise Price). For the purpose hereof, “market price” shall mean:

4.3.1

for options granted to Canadian and non-US resident optionees, the closing price of the Common Shares on the Toronto Stock Exchange (“TSX”) on the last trading day immediately preceding the relevant Grant Date;

4.3.2	for options granted to U.S. resident optionees, the closing price of the Common Shares on the U.S. NASDAQ stock market (“NASDAQ”) on the last trading day immediately preceding the relevant Grant Date;

4.3.3

if there was no closing price for the Common Shares on the TSX or NASDAQ, then the market price shall be the closing price of the Common Shares on the stock exchange on which there was a closing price on the last trading day immediately preceding the relevant Grant Date, applying the exchange rate published by Bloomberg on the last trading day preceding the relevant Grant Date;

4.3.4

if there is no closing price on the TSX and NASDAQ, on the last trading day immediately preceding the relevant Grant Date, then the market price shall (i) for Canadian and non-US resident optionees, be the last closing price of the Common Shares on the TSX (or if earlier, the NASDAQ, applying the applicable exchange rate as set forth above) prior to the Grant Date, and (ii) for US resident optionees, the last closing price of the Common Shares on the NASDAQ (or if earlier, the TSX, applying the applicable exchange rate as set forth above) prior to the Grant Date; and

4.3.5

If the Common Shares are not publicly traded as of the relevant Grant Date, the fair market value of one Common Share, as determined by the Board, in its sole discretion, by applying principles of valuation with respect thereto (and with respect to US residents, in accordance with Section 409A of the US Internal Revenue Code).

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4.4	Conditions. The Board may subject the exercise of the options to certain conditions which it will determine, at its sole discretion.

4.5

Option Period. The optionee may exercise an option at any time starting on the date it becomes vested until the tenth anniversary of the Grant Date or during any other shorter period determined at the discretion of the Board on the Grant Date (the “Option Period”). All unexercised options expire, and have no effect, after the end of the Option Period (the “Expiry Date”), except in the circumstances where the end of the Option Period falls during, or within ten business days after the end of, a “blackout” or similar period imposed under applicable laws or under any insider trading policy or similar policy of the Corporation (the “Blackout Period”) (but not, for greater certainty, a restrictive period resulting from the Corporation or its Insiders being the subject of a cease trade order of a securities regulatory authority). Where the end of the Option Period falls during, or within ten business days after the end of a Blackout Period, the Option Period shall automatically be extended to end on the tenth (10th) business day after the end of such Blackout Period.

4.6

Vesting. Unless otherwise determined by the Board at its sole discretion, all options granted to an optionee under this Plan will vest as to 1/3 on each of the first, second and third anniversaries of their Grant Date, subject to the provisions of Sections 4.9 to 4.12.

4.7

Methods of Payment. The optionee may, during the Option Period, elect to exercise any or all of the options then granted and not previously exercised by delivering to the Corporation payment in full of the Exercise Price (in the applicable currency) accompanied by a completed purchase form, substantially in the form provided in Schedule A hereto (the “Purchase Form”). Payment of the Exercise Price may be made by cash, cheque, certified cheque, cheque from a recognized brokerage firm, bank draft or money order payable to the Corporation, or any other method of payment approved by the Board.

4.8

Cashless Exercise. Pursuant to the Purchase Form and subject to the approval of the Board, an optionee may choose to undertake a “cashless exercise” with the assistance of a broker in order to facilitate the exercise of such optionee’s Options. The “cashless exercise” procedure may include a sale of such number of Common Shares as is necessary to raise an amount equal to the aggregate Exercise Price for all Options being exercised by that optionee. Pursuant to the Purchase Form, the optionee may authorize the broker to sell Common Shares on the open market by means of a short sale and forward the proceeds of such short sale to the Corporation to satisfy the Exercise Price, promptly following which the Corporation shall issue the Common Shares underlying the number of Options as provided for in the Purchase Form. A short sale of Common Shares effected for the purpose of the foregoing cashless exercise feature shall be permissible as an exception to applicable restrictions regarding short sales contained in the Corporation’s insider trading policy or similar policies.

4.9

Termination of an Optionee’s Employment. If the optionee (other than a non-employee director) ceases to be an employee or consultant, as the case may be, other than for Cause (as defined below) or for death prior to the Expiry Date (a “Termination of Employment”), the optionee may exercise any or all of the unexercised vested options as at the Date of the Termination of Employment (as defined below) at any time until the earlier of (i) twelve (12) months following the Date of the Termination of Employment, and (ii) the Expiry Date.

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For the purposes of the Plan, the transfer of an optionee to another position within the Corporation or a subsidiary thereof, or from the position of employee of the Corporation to a consultant of the Corporation shall not be considered a Termination of Employment.

For the purposes of the Plan, the “Date of the Termination of Employment” shall mean the date on which an optionee ceases to be an employee or consultant eligible to participate in the Plan as a result of a termination of employment or engagement with the Corporation or one of its subsidiaries for any reason, whether lawful or unlawful, including death, retirement, disability, resignation, or termination with or without Cause. For the purposes of the Plan, an optionee’s employment with the Corporation or one of its subsidiaries shall be considered to have terminated effective on the last day of the optionee’s actual and active employment with the Corporation or one of its subsidiaries, whether such day is selected by agreement with the individual, or unilaterally by the optionee or the Corporation or one of its subsidiaries, and whether with or without advance notice. Without limiting the generality of the foregoing and subject to applicable law, no period of non-working notice or payment in lieu of such notice that follows the optionee’s last day of actual and active employment shall be deemed to extend the optionee’s period of employment for the purpose of determining his or her rights or entitlements under the Plan.

For the purposes of the Plan, “Cause” shall include, among other things, “serious reason” (as defined in the Civil Code of Québec), dishonest acts such as gross misconduct, theft, fraud, embezzlement, misappropriation, breach of confidentiality, breach of loyalty or breach of duty of loyalty or placement in conflict of interest, or breach of the Corporation’s Code of Ethics or policies regarding insider trading and tipping, and any other reason determined by the Corporation to be cause for termination in accordance with applicable law.

4.10

Non-Employee Director Ceasing to Act as Director. If a non-employee director ceases to be a director of the Corporation, other than for Cause or death prior to the Expiry Date, such non-employee director may exercise any or all unexercised options which are vested on the date he/she ceased to act as a director of the Corporation at any time until the earlier of (i) twelve (12) months following the date such director ceased to hold office, and (ii) the Expiry Date.

4.11

Rights in the Event of an Optionee’s Cessation for Cause. In the event an optionee ceases to be a director, employee or consultant, as the case may be, for Cause, unless otherwise determined by the Board, at its sole discretion, all unexercised options, whether vested or unvested, shall be forfeited, cancelled and terminated as of the Date of the Termination of Employment or, in the case of a director, the date he or she ceases to hold office. In addition, an optionee discharged for Cause will forfeit any compensation, gain or other value realized on the vesting, exercise or settlement of options since the date of first occurrence of the event(s), action(s) or fact(s) that gave rise to the termination for Cause or the sale or other transfer of Common Shares acquired in respect of such options, and must promptly repay such amounts to the Corporation.

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4.12

Rights in the Event of an Optionee’s Death. In the event an optionee ceases to be a director, employee or consultant, as the case may be, as a result of death, such optionee’s legal personal representative(s) may exercise any or all unexercised options which are vested on the date of the optionee’s death at any time until the earlier of (i) twelve (12) months following the optionee’s death, and (ii) the Expiry Date.

4.13

No Employment Guaranty. Nothing in the Plan shall confer upon the optionee the continued right to be employed by the Corporation or its subsidiaries or the right to provide services to the Corporation or interfere in any way with the right of the Corporation or its subsidiaries to terminate an optionee’s employment or agreement at any time and for any reason.

4.14

No Shareholder Rights. An optionee shall have no rights as a shareholder with respect to the Common Shares underlying such optionee’s options until the date such Common Shares are issued to the optionee as fully paid-up Common Shares following the exercise by the optionee of such options.

4.15

Transfer and Assignment. The optionee’s rights with respect to the options granted under the Plan may not be assigned or transferred by the optionee or be subject to any form of alienation, sale, pledge, hypothec or other encumbrance. The foregoing prohibition does not prevent an optionee to transfer his/her rights to such optionee’s legal personal representative(s) by will or by law or if a court order is issued ordering the transfer of such rights to a third party.

Vested options are exercisable only by the optionee or, upon such optionee’s death or incapacity, the legal representative of the optionee’s estate or having authority to deal with the property of the optionee, as applicable. The obligations of each optionee shall be binding on his/her heirs and executors. Moreover, with the Corporation’s prior written approval and subject to such conditions as the Corporation may stipulate, options may also be exercised by an optionee’s retirement savings trust or any registered retirement savings plans or registered retirement income funds of which the optionee is and remains the annuitant. In all circumstances, no exercise shall be allowed until the Corporation receives satisfactory evidence of entitlement to exercise any option, and a person exercising an option may purchase Common Shares only in the person’s own name or in the person’s capacity as legal representative.

4.16

Compliance with Applicable Securities and Other Laws. Options may be exercised only to the extent that the Corporation has obtained the necessary approvals under applicable securities and other laws governing the issue and sale by the Corporation of its Common Shares to optionees.

4.17

Tax Withholding. The Corporation shall have the right and power to require an optionee to remit in cash to the Corporation promptly upon notification of the amount due, an amount to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any option under this Plan. No Common Shares shall be issued upon an exercise of an option unless and until arrangements satisfactory to the Board shall have been made to satisfy the statutory minimum withholding tax obligations applicable with respect to such exercise. The Corporation may defer issuance or delivery of Common Shares until such requirements are satisfied.

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5.	ADJUSTMENTS

Subject to any regulatory approval or notification required by applicable law or stock exchange guidelines, upon the happening of any of the following events, an optionee’s rights with respect to an option granted under the Plan shall be adjusted as hereinafter provided:

5.1

Subdivision, Redivision or Change into a Greater Number. In the event of any subdivision, redivision or change of the Common Shares into a greater number of shares at any time, or in the case of the issue of shares of the Corporation to the holders of its outstanding Common Shares by way of a share dividend or share dividends, the number of Common Shares deliverable by the Corporation upon the exercise of an option shall be increased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, redivision or change.

5.2

Consolidation or Change into a Lesser Number. In the event of any consolidation or change of the Common Shares into a lesser number of shares at any time, the number of Common Shares deliverable by the Corporation upon the exercise of an option shall be decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such consolidation or change.

5.3

Reclassification. In the event of any reclassification of the Common Shares, an optionee shall accept, at the time of the exercise of options, in lieu of the number of Common Shares in respect of which the options are being exercised, the number of shares of the Corporation of the appropriate class or classes as the optionee would have been entitled as a result of such reclassification had the options been exercised before such reclassification.

5.4

Amalgamation, Acquisition by an Entity, Sale of Assets. Subject to Subsection 5.5, if the Corporation is to be amalgamated with or acquired by another entity in a merger, arrangement, sale of all or substantially all of its assets or other similar transaction (an “Acquisition”), the Board shall, as to outstanding options, either: (i) make appropriate provisions for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding Common Shares in conjunction with the Acquisition; or (ii) upon written notice to the optionees, provide that all options must be exercised, to the extent they are then exercisable, within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such options (to the extent they are then exercisable) over the Exercise Price thereof.

5.5

Offer to Purchase. Notwithstanding Subsection 5.4 hereof, if an offer to purchase all of the outstanding Common Shares is made, all options which are not vested shall, from the date of the offer, be exercisable notwithstanding any provision to the contrary at the time of the grant.

5.6

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Corporation, all options will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Board.

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5.7

No Adjustments. Except as expressly provided herein, no issue by the Corporation of shares of any class, or securities convertible into shares of any class, shall affect the number or Exercise Price of the Common Shares underlying the options and no modification shall be made with respect to the number or Exercise Price of the Common Shares underlying the options under the Plan. No adjustments shall be made for dividends paid in cash or in property other than securities of the Corporation or its subsidiaries.

5.8	No Fraction. No fractional shares shall be issued under the Plan and the optionee shall receive from the Corporation cash in lieu of such fractional shares.

5.9

Appropriate Adjustments. Upon the occurrence of any of the foregoing events described in Subsections 5.1, 5.2, 5.3 and 5.4 above, the class and aggregate number of shares set forth in Section 2 underlying the options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subsections. The Board or the successor Board shall determine the specific adjustments to be made under this Section 5 and its determination shall be conclusive.

6.	AMENDMENT AND TERMINATION

6.1

Subject to Section 6.3, the Board may amend, suspend or terminate the Plan, or any outstanding option, or any portion of the Plan or of an option, at any time, and may do so without shareholder approval, subject to those provisions of applicable law, if any, that require the approval of shareholders or any governmental or regulatory body. Without limiting the generality of the foregoing, the Board may make the following types of amendments to the Plan and options without seeking shareholder approval:

a)

amendments of a “housekeeping” or ministerial nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

b)	amendments necessary to comply with the provisions of applicable law (including, without limitation, the rules, regulations and policies of the TSX and/or NASDAQ);

c)	amendments necessary in order for options to qualify for favourable treatment under applicable taxation laws;

d)	amendments respecting administration of the Plan;

e)

any amendment to the vesting provisions of the Plan or any option, it being understood that in the event of the amendment to the vesting provisions of an option, the Board shall not be under any obligation to amend the vesting provisions of any other option;

f)	any amendment which reduces the Exercise Price of an option held by an optionee who is not an Insider of the Corporation;

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g)

any amendment to the early termination provisions of the Plan or any option, whether or not such option is held by an Insider, provided such amendment does not entail an extension beyond the original expiry date;

h)	the addition or modification of a cashless exercise feature, payable in cash or Common Shares;

i)	amendments necessary to suspend or terminate the Plan; and

j)	any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law or the Plan.

6.2	Notwithstanding anything contained to the contrary in this Plan or in any resolution of the Board implementing the Plan or granting options under the Plan:

6.2.1

in the event there occurs a transaction contemplated under Subsection 5.4 or 5.6 of the Plan, the Board shall have the right, upon written notice to each optionee, to determine, in the Board’s sole discretion, that all options held by such optionees may be exercised within a specified number of days of the date of such notice, and that upon the expiry of such period, all rights of optionees to options under this Plan or to exercise same (to the extent not theretofore exercised) shall terminate and that all such options shall cease to have further force or effect whatsoever; and

6.2.2

the Board may, by resolution, but subject to applicable regulatory requirements, decide that any of the provisions hereof concerning the effect of termination of an optionee’s employment for any reason, including death, shall not apply for any reason acceptable to the Board.

Except as expressly set forth herein, no action of the Board or shareholders shall alter or impair the rights of an optionee without the consent of the affected optionee, under any option previously granted to such optionee.

6.3	Approval by a majority of the voting shareholders present at a duly called shareholder meeting is required for the following amendments:

a)

any increase to the maximum number of Common Shares that may be issued under the Plan, including an increase to a fixed maximum percentage of Common Shares or a change from a fixed maximum percentage of Common Shares to a fixed maximum number;

b)	the reduction of the Exercise Price of options for Insiders;

c)	the cancellation and reissue of options to the same individual;

d)	the extension of the Option Period of options;

e)	any transfer and assignment of options other than pursuant to Subsection 4.15;

f)	the removal or increase of limits to the number of options that may be granted to Insiders;

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g)	the removal or increase of limits to the number of options that may be granted to non-employee directors; and

h)	any amendment to this Section 6.

6.4	No amendment of the Plan or options may contravene the requirements of any competent regulatory authority to which the Plan or the Corporation is now or may hereafter be subject to.

6.5

With regard to shareholder approval as required pursuant to Subsections 6.3b), c) and f), votes attached to shares held directly or indirectly by Insiders benefiting directly or indirectly from the amendment may never be included.

6.6

With regard to shareholder approval as required pursuant to Subsections 6.3a) and h), where the amendment will disproportionately benefit one or more Insiders over other optionees, the votes attached to shares held directly or indirectly by those Insiders receiving the disproportionate benefit may never be included.

6.7

The shareholders’ approval of an amendment may be given by way of confirmation at the next meeting of shareholders after the amendment is made, provided that no Common Shares are issued pursuant to the amended terms.

7.	CLAWBACK

Notwithstanding anything to the contrary contained herein, the Board may cancel an option if the optionee, without the consent of the Corporation, (A) has engaged in or engages in any activity that is in conflict with or adverse to the interests of the Corporation or any subsidiary while employed by or providing services to the Corporation or any subsidiary, including fraud or conduct contributing to any financial restatements or irregularities, or (B) violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Corporation or any subsidiary, as determined by the Board, or if the optionee’s employment, service or office is terminated for Cause as indicated herein. The Board may also provide that in any such event the optionee will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such option or the sale or other transfer of Common Shares acquired in respect of such option and must promptly repay such amounts to the Corporation. In addition, the Corporation and its subsidiaries shall retain the right to bring an action at equity or law to enjoin the optionee’s activity and recover damages resulting from such activity. Further, to the extent required by applicable law and/or the rules and regulations of the Exchange or any other securities exchange or inter-dealer quotation service on which the Common Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Corporation, options shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding letters or agreements granting options). Each optionee, by accepting or being deemed to have accepted an option under the Plan, agrees to cooperate fully with the Board and the Corporation, and to cause any and all permitted transferees of the optionee to cooperate fully with the Board and the Corporation, to effectuate any forfeiture or disgorgement required under this Plan. Neither the Board nor the Corporation nor any other person, other than the optionee and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to an optionee or his or her permitted transferees, if any, that may arise in connection with the provisions of this Section 7.

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8.	GOVERNING LAW

The Plan and the options granted under the Plan shall be construed in accordance with and be governed by the laws of the Province of Quebec.

9.	EFFECTIVE DATE AND TRANSITIONAL MEASURES

The Plan came in effect on December 6, 1993. It was approved by the Board on December 6, 1993, by the regulatory authorities on December 8, 1993 and by the shareholders on March 29, 1995. It was amended by the Board on fourteen occasions, being July 18, 1994, February 20, 1995, September 26, 1996, July 27, 1998, December 15, 1998, February 16, 1999, March 15, 2001, March 14, 2003, February 8, 2007, April 15, 2016, April 11, 2017, June 12, 2020, March 3, 2022, and March 28, 2023. These changes were approved by the shareholders on nine occasions, being March 26, 1997, April 22, 1999, May 10, 2001, May 7, 2003, March 29, 2007, May 17, 2016, May 16, 2017, July 16, 2020 and May 10, 2022. The effective date of this Plan shall be the date on which it is approved by the shareholders. All options granted beginning on May 10, 2022, shall be governed by the terms and conditions of this version of the Plan. All options granted prior to May 10, 2022, shall be governed by the terms and conditions of the version of the Plan approved by Board on June 12, 2020.

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Schedule A

THERATECHNOLOGIES INC.

SHARE OPTION PLAN – PURCHASE FORM

SECTION A – PURCHASE REQUEST – TO BE COMPLETED BY OPTIONEE

Name:

Mailing Address:

Office telephone:

Current Position in Corporation:

Date of Grant	Number of Options Granted	Number of Options Exercised Hereby*	Exercise Price	Purchase Price

Total Purchase Price:

Method of Payment:

Cashless Exercise (check if applicable) : ☐

I hereby elect to exercise the number of options to purchase Common Shares of Theratechnologies Inc. as indicated above.

Signature: Date:

SECTION B – VERIFICATION – TO BE COMPLETED BY THE CORPORATION

I hereby certify that the above individual is eligible to exercise the number of options as indicated above and acknowledge receipt of payment therefore.

Signature: Date:

INFORMATION FOR TAX PURPOSES Market value of Common Shares on exercise date:

SECTION C – RECEIPT OF COMMON SHARES I acknowledge receipt of certificate numbers:

Signature: Date:

PLEASE RETAIN FOR TAX PURPOSES